EXHIBIT 10.3

        REPRESENTATIVE AGREEMENT DATED AS OF JULY 1, 1996
     BETWEEN MISSISSIPPI RISK MANAGEMENT, INC. AND THE TRUST

                     REPRESENTATIVE AGREEMENT


     THIS REPRESENTATIVE AGREEMENT (the "Agreement") is made as of this 1st day of July, 1996, to be effective as of Effective Date (as defined below) by and between Delta Agricultural and Industrial Trust or its assignee or successor in interest (collectively, the "Trust") and Mississippi Risk Management, Inc. ("Representative").

                            WITNESSETH

     WHEREAS, the Trust has entered into that certain Insurance Placement Agreement (the "Placement Agreement") between the Trust and TIG Insurance Company ("TIG") and TIG Reinsurance Company ("TIG Re") pursuant to which TIG agrees to provide workers' compensation insurance pursuant to a program created by TIG and the Trust; and

     WHEREAS, Representative has entered into that certain General Agency Agreement (the "General Agency Agreement ") with TIG which appoints Representative as the managing general agent for the sale of TIG's workers' compensation insurance; and

     WHEREAS, the Trust desires that Representative act as its representative to market TIG's workers' compensation insurance as further set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises, covenants, and agreements set forth herein, the parties agree as follows:

                            ARTICLE 1
                           DEFINITIONS

     1. "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

     2.    "Effective Date" means 12:01 a.m., Central Standard
Time, July 1, 1996.

     3. "Existing Clients" means Persons covered by workers' compensation policies written by the Trust prior to the Effective Date which shall be offered workers' compensation insurance through TIG after the termination of their policies by the Trust as of the Effective Date.

     4. "Person" means any individual, corporation, partnership, joint venture, association, or other form of organization, in each case whether or not having a separate legal identity.

     5. "Potential Clients" means those Persons which request or are offered workers' compensation insurance coverage to or through the Trust or Representative or an agent or representative thereof, but not including Existing Clients.

     6. "Program" shall mean the marketing and provision of TIG's workers' compensation insurance to Existing Clients and Potential Clients in accordance with the terms of the Placement
Agreement.

     7. "Program Business" shall mean all policies of insurance written by TIG covering Program Clients.

     8. "Program Clients" means all (i) Existing Clients who are provided with workers' compensation insurance by TIG; (ii) and Potential Clients who are provided with workers' compensation insurance by TIG.

     9. "Reinsurance" shall mean the entering into of a reinsurance relationship between the Trust through a commercial insurance agency formed by or on behalf of the Trust and TIG or, at TIG's sole option, TIG Re, such that the Trust, through the commercial insurance company, shall act as a reinsurer of Program Business and TIG such that the Trust shall act as a reinsurer of the Program Business.


                            ARTICLE 2
                              DUTIES

     1.   Representative

          (a) Representative shall market the Program to Existing Clients and shall seek and identify Potential
          Clients and market the Program to said Persons.
          Representative shall at all times be and remain in compliance with the General Agency Agreement.

          (b) The parties agree that of the Collected Premiums received by Representative, Representative shall pay to the following Persons not more than the following percentages of Collected Premiums:

     Payee               Percent of Total  Activity

Accounts/Actuaries       1%                Accounting and
                                           Actuarial Services

Harry E. Vickery or a    3.5%              Sending bills,
corporation wholly owned                   collections, liaison,
by him                                     program oversight,
                                           and obtaining
                                           association
                                           endorsements

Mississippi Risk         7.8%              Sales commissions,
Management, Inc. ("MRM")                   marketing,
                                           administration of
                                           Program

TIG                      87.7%             Provision of
                                           Insurance to Program
                                           Clients

TOTAL                    100%

          As used herein, the term "Collected Premiums" shall mean all amounts paid as insurance premiums by a Program Client, with no deductions for any fees, assessments or taxes. All amounts paid by Representative to the Persons set forth above ("Payees") shall be subject to the prior approval of the Trust. In the event amounts owed to Accountants/Actuaries are in excess of 1% of Collected Premiums, MRM agrees to pay such excess from its own funds.

          (c) Representative shall generate bills to Program Clients, and it shall be the responsibility of Harry E. Vickery or a corporation wholly owned by him to review such bills, send them, and collect premiums from Program Clients and remit the same to TIG's premium trust account established for the Program from which the Representative shall draw funds to pay the Payees as set forth above.

     2. Trust. The Trust shall provide Representative with information regarding Existing Clients and information regarding
Potential Clients to assist Representative in marketing the Program to such parties.

     3. First Right. Representative and the Trust acknowledge that Representative may serve as a representative or agent for other providers of workers' compensation insurance; however, Representative agrees that Representative will at all times attempt to initially place Persons seeking workers' compensation with TIG such that such Persons shall become Program Clients.

                            ARTICLE 3
                           COMPENSATION

     1. Compensation. The parties agree that the compensation to be received by Representative and its Affiliates in connection with the Program shall be (i) commissions not to exceed 7.8% of Collected Premiums earned by the Representative from TIG for Program Business; (ii) $140 per policy issued to a Program Client, which shall be paid to Representative by TIG; and (iii) commissions to be paid to Representative or its Affiliates which have been fully disclosed to the Trust in connection with (1) excess reinsurance coverage provided by Wexford Underwriting Managers, Inc., and (2) provision of director and officer liability coverage for the Trust. Representative agrees that it and its Affiliates will receive no other compensation related to the Program other than that set forth above without the prior approval of the Trust.


                            ARTICLE 4
                     REPORTS AND INFORMATION

     1. Reports. On or before the 15th day of each month following the Effective Date, Representative shall submit to the Trust (i) a list of the names and addresses and payroll by classification of all Persons to which Representative and/or its agents has made a quotation regarding the Program; and (ii) a copy of the declaration page of each policy issued regarding the Program. In addition, Representative shall provide the Trust with all reports or information provided to Representative produced by or on behalf of TIG or Representative concerning the Program.

                            ARTICLE 5
                               TERM

     1. Term. This Agreement shall commence as of the date hereof, and continue for the term of the Placement Agreement unless earlier terminated as provided herein.

     2. Automatic Termination. This Agreement shall automatically terminate with no notice required upon (i) the bankruptcy, receivership, assignment for the benefit of creditors or similar action of Representative or the commencement of any such proceedings by or against Representative; (ii) the termination of the General Agency Agreement between TIG and Representative; or (iii) the termination of the Placement Agreement between TIG and the Trust for any reason.

                            ARTICLE 6
                          MISCELLANEOUS

     1. Approval of General Agency Agreement. The Trust shall have the right to review and approve the General Agency Agreement and any amendments or revisions thereto and any subagency or similar agreement between Representative and other Persons related to the Program and such review and approval shall be a condition precedent to the initial and continuing effectiveness of this Agreement.

     2.   Noncompetition.   During the term of this Agreement,
Representative and its Affiliates shall not, directly or indirectly, act as a general agent or in any other capacity to provide workers' compensation insurance to Persons in the agricultural sector in Mississippi except in accordance with the terms of this Agreement. The term "agricultural sector" shall have the meaning as set forth in the Placement Agreement.

     3. Nondisclosure. Except as may be required by law or any governmental agency, during the Term of this Agreement and at all times thereafter, Representative and its Affiliates shall not directly or indirectly reveal, report, publish, disclose or transfer any Confidential Information to any Person or utilize any Confidential Information for Representative's and/or its Affiliates own benefit or for the benefit of any other Person.
As used herein, the term "Confidential Information" means documentary information and all information, ideas, analyses and compilations provided in writing to Representative by the Trust during the course of this Agreement regarding the Trust and/or the business of the Trust including customer lists, marketing plans and techniques, products and services, prices, sales, strategic plans and finances. As used herein, the term "Confidential Information" shall not include any information: (i) which is already known to Representative and/or its Affiliates; or (ii) which is independently developed by Representative and/or its Affiliates; or (iii) which is or becomes available to the public through no breach of this Agreement by Representative.

     4. Notices. Any notices required or permitted to be given hereunder shall be deemed to be given if delivered by hand or if mailed by certified mail, postage prepaid, return receipt requested or by postal or a commercial express document delivery service which issues an individual delivery or receipt, or by facsimile with reasonable evidence of receipt, to the following addresses:

     If to Representative:    Mississippi Risk Management, Inc.
                              407 Briarwood Drive, Suite 201
                              P. O. Box 14067
                              Jackson, Mississippi 39236
                              Attn:  David R. White
                              Facsimile:  (601) 957-6838

     If to Trust:             Delta Agricultural and Industrial
                               Trust
                              P. O. Box 5037
                              Greenville, Mississippi 38704-5037
                              Attn: Harry Vickery
                              Facsimile: 601-378-3366

     5. Expenses. All expenses of the preparation of this Agreement shall be borne by the respective parties incurring such expense.

     6. Entire Agreement. This Agreement constitutes the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties.

     7. Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Mississippi.

     8. Section Headings. The section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement.

     9. Waiver. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

     10. Amendments. This Agreement may be amended, but only in writing, signed by the parties hereto.

     11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall compromise one and the same instrument.

     12. Attorneys' Fees. If legal action is commenced to enforce this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

     13. Successor and Assigns. Representative shall not assign its rights hereunder without the express written consent of the Trust, which consent shall not be unreasonably withheld. Representative hereby acknowledges and agrees that it is aware of the Trust's intent to form a commercial insurance company and that the Trust may assign this Agreement and the rights hereunder to such entity without the consent of Representative.

     14. Relationship of the Parties. Representative is an independent contractor of the Trust. This Agreement does not constitute or create a general agency, joint venture, partnership or employment relationship.

     WITNESSED WHEREFORE, the parties have duly executed this Agreement as of the day and year first above written.




REPRESENTATIVE:                    TRUST:

MISSISSIPPI RISK MANAGEMENT, INC.  DELTA AGRICULTURAL AND
                                   INDUSTRIAL TRUST


By:/s/ David R. White              By:/s/ William L. Kennedy